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                                                                    Exhibit 99.1

For Immediate Release


Contact:
Vernon B. Brannon                       J. Rossi
Chief Financial Officer                 Vice President, Marketing/Communications
HLM Design, Inc.
Tel: 704.358.0779
Fax: 704.358.0229
www.hlmdesign.com


             HLM Design, Inc. Acquires London-based HLM Design Ltd.

Charlotte, NC (February 26, 2002) - HLM Design, Inc. (Amex: HMD) announced today that it has completed the purchase of HLM Design Ltd., an architectural firm headquartered in London. The firm also has offices in Sheffield, Twickenham and Glasgow. Management of HLM Design, Inc. believes that this acquisition will increase revenues by over $10 million annually.

In making the announcement, HLM Design, Inc. President and Chief Executive Officer, Joseph M. Harris, AIA, RIBA said, "This acquisition broadens the experience of HLM Design's managed firms internationally. The existing HLM Design, Inc. managed firms have complementary synergies to HLM Design Ltd. in market sectors, approach and management and are recognized as leaders serving healthcare, justice, education, and corporate/commercial clients. It's a wonderful coincidence for our branding strategy that we also have the same name."

HLM Design, Inc. manages architectural, engineering, and planning firms. The company provides operating efficiencies and geographic and service diversification for its clients and component firms. Firms managed by HLM Design, Inc. are located in fourteen cities and serve commercial and institutional clients internationally. For additional information, visit the HLM Design website at www.hlmdesign.com.
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Statements made in this news release, other than those concerning historical information, should be considered "forward-looking statements." Such forward-looking statements are based on management's belief as well as assumptions made by, and information currently available to management and are subject to various risks and uncertainties as defined by the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Factors that may cause actual results to differ materially include the Company's ability to contract with architectural, engineering and planning firms, the limited number of management and services agreements with such firms, dependence on key personnel, dependence on the managed firms, the risks inherent in the provision of professional services, competition, the uncertainties concerning additional financings by the Company and government regulation. For additional information concerning such risks and uncertainties, see Exhibit 99.1 to the Company's Form 10-Q filed with the Securities and Exchange Commission.